UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2010

Zolon Corporation
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

2650 Biscayne Boulevard, Miami, Florida 33137
(Address of principal executive offices)

(305) 937-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 12, 2010, at a Meeting of the Board of Directors, pursuant to authority under the bylaws of the Company, the Board of Directors appointed Dhru Desai to fill a vacant position on the Board of Directors and, thereafter, Craig A. Waltzer, the President, Chief Executive Officer and Director, submitted his resignation as President, Chief Executive Officer and Director for personal reasons effective following the board meeting.  There was no dispute or disagreement with the Company or its Board of Directors.   The Board of Directors accepted Mr. Waltzer’s resignation and, pursuant to authority, appointed Dhru Desai to serve as President, Chief Executive Officer and confirmed his appointment as a Director and Mr. Desai has accepted all appointments.  Mr. Desai’s biographical information is:

Mr. Desai is Chairman of the Board and CEO responsible for the Company’s day-to-day operations. Mr. Desai has successfully built both private and public companies in the IT and Telecommunications field over the past 25 years.  Early in his career, Mr. Desai with for ATT Bell Labs and Teradyne.   Mr. Desai was the founder and CEO of Cronus Technologies, Inc. He successfully built the industries first IP signaling gateway business generating over $25 million in revenues prior to divesting it to Cisco, FastCom and Advanced Fiber. In April of 2005 Mr. Desai served as Chairman of the Board of eNucleus Inc, and served in several executive capacities until he resigned on July 16, 2006. Between July 2006 and June 2009 Mr. Desai acted in the capacity of an advisor to a number of companies in the real estate and Information Technology sectors.  Mr. Desai has an MS in Computer Science from the Illinois Institute of Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOLON CORPORATION

May 17, 2010	By:	/s/ Dhru Desai
Dhru Desai
Chief Executive Officer, President, and Director